Exhibit 5.1

April 17, 2024

TScan Therapeutics, Inc.

830 Winter Street

Waltham, Massachusetts 02451

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-277699) (as amended or supplemented, the “Registration Statement”) filed on March 6, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by TScan Therapeutics, Inc., a Delaware corporation (the “Company”), of up to $300,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on April 12, 2024. Reference is made to our opinion letter dated March 6, 2024 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated April 16, 2024. The Prospectus Supplement relates to the offering by the Company of (i) up to an aggregate of 5,630,081 shares (the “Shares”) of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”), and (ii) pre-funded warrants to purchase up to 18,577,419 shares (the “Pre-Funded Warrant Shares”) of Common Stock of the Company (the “Pre-Funded Warrants”), covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase up to 3,157,500 shares of Common Stock. The Shares and Pre-Funded Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

TScan Therapeutics, Inc.

April 17, 2024

2. The Pre-Funded Warrants have been duly authorized by the Company and, when executed by the Company and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3. Assuming the Pre-Funded Warrant Shares were issued today in accordance with the terms of the Pre-Funded Warrants, they will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP